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                                                                    Exhibit 99.2

Press Release

                              FOR IMMEDIATE RELEASE

Investor Contact:
Marisa Lewis
McAfee.com
(408)992-8282
mlewis@mcafee.com



McAfee.com's Special Committee Reports that Network Associates' Proposal is Financially Inadequate

     SUNNYVALE, California, March 25, 2002 - The Special Committee of the board of directors of McAfee.com Corporation (Nasdaq: MCAF) today announced that, based on analysis conducted to date, if Network Associates (NYSE: NET) commences an exchange offer, on terms as described in its letter of March 16, 2002, to acquire each outstanding share of McAfee.com Class A common stock in exchange for 0.675 of a share of Network Associates common stock, such offer would be financially inadequate.

     In making its determination, the Special Committee carefully considered a number of factors, including:

..        the advice of Morgan Stanley & Co. Incorporated, the Special
         Committee's independent financial advisor, that it is prepared to render an opinion to the Special Committee, if requested, that subject to and based on considerations that would be described in the financial advisor's written opinion, the proposed 0.675 exchange ratio would be inadequate, from a financial point of view, to the stockholders of McAfee.com other than Network Associates and its affiliates;

..        its belief that the proposed 0.675 exchange ratio significantly undervalues the long-term value inherent in McAfee.com as a stand-alone company and its unique market position and business opportunities as the Internet's leading provider of Web security services to consumers and small businesses;

..        its view that the Network Associates proposal is opportunistically timed and inconsistent with the Special Committee's objective of enhancing stockholder value;

..        that the proposed 0.675 exchange ratio represents an approximate 20.6%
         and 24.9% discount from McAfee.com's March 18, 2002 trailing 60-day and 90-day average closing price, and represents an approximate 22.1% and 30.6% discount from the average exchange ratio of McAfee.com and Network Associates over the 60-day and 90-day periods ending March 18, 2002;

..        the lack of certainty with respect to the proposed exchange offer because of the ability of Network Associates to terminate an offer based on a change in prospects of Network Associates or McAfee.com, and Network Associates' ability to waive a condition to its proposal that, after the closing of the proposal, Network Associates would own at least 90% of the outstanding common stock of McAfee.com;

..        the lack of opportunity for McAfee.com to conduct financial due diligence to evaluate Network Associates' currency in an all-stock offering, if and when such offering is made; and

..        its commitment to protect the best interests of stockholders of
         McAfee.com other than Network Associates and its affiliates.

     If and when Network Associates should commence an exchange offer under the applicable securities laws, Network Associates' offer would be considered by the Special Committee, and McAfee.com will fully advise its stockholders of McAfee.com's position with respect to that offer no later than ten business days after it is commenced. The Special Committee urges McAfee.com stockholders not to take any action with respect to Network Associates' exchange offer (if and when made) until they have been fully advised of McAfee.com's position.


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     Statements that are not statements of historical fact may be forward-looking statements. Important factors that could cause McAfee.com's actual results to differ materially from the forward-looking statements contained in this press release can be found in McAfee.com's most recent quarterly report on Form 10-Q for the quarter ended September 30, 2001.

Notice for McAfee.com Stockholders and Interested Parties

     McAfee.com stockholders and other interested parties are urged to read McAfee.com's Solicitation/Recommendation Statement on Schedule 14D-9 when it becomes available because it will contain important information. Stockholders of McAfee.com and other interested parties may obtain, free of charge, copies of McAfee.com's Schedule 14D-9 and other documents filed by McAfee.com with the Securities and Exchange Commission ("SEC") at the SEC's web site at www.sec.gov. Each of these documents may also be obtained, free of charge, by contacting McAfee.com's Investor Relations, 535 Oakmead Parkway, Sunnyvale, CA 94085, (408) 992-8100 or by logging on at www.mcafee.com.

About McAfee.com

     McAfee.com Corporation is a world-leading provider of managed Web security, optimization and maintenance services. Using a patented system and process of delivering software through an Internet browser, McAfee.com has redefined how software is developed, delivered and experienced by PC users at home and at work, virtually eliminating the need to install, configure and manage the technology on a local PC or network. McAfee.com hosts software application services on its vast technology infrastructure and provides these services to users online through its Web site www.mcafee.com. McAfee.com has signed up more than 1.3 million paid active subscribers, making it one of the largest paid subscription sites on the Internet. The company estimates that 30% of its subscriber base is international.

     For more information, contact McAfee.com at 408-992-8100 or visit http://www.mcafee.com.

     NOTE: McAfee is a registered trademark of Networks Associates, Inc. and/or its affiliates in the U.S. and/or other countries. All other registered and unregistered trademarks in this document are the sole property of their respective owners.